EXHIBIT 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is entered into as of December 5, 2016, between Joy Global Inc., a Delaware Corporation, (the “Company”) and (the “Employee”). In consideration of the mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and the Employee agree as follows:
Subject to the provisions of this Agreement and the provisions of the Joy Global Inc. 2016 Omnibus Incentive Compensation Plan (as amended from time to time, the “Plan”), the Company hereby grants to the Employee restricted stock units (the “Restricted Stock Units”) as of December 5, 2016 (the “Grant Date”). This grant constitutes an “other stock-based award” under Section 9 of the Plan. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan.
1.    Vesting.

(a)
Subject to the provisions of Paragraphs 5, 6, and 7 of this Agreement, the Restricted Stock Units will vest, become non-forfeitable and be settled as follows: one-third on December 5, 2017 (with fractional units rounded up to the next whole unit); one-third on December 5, 2018, (with fractional units rounded up to the next whole unit); and the remainder on December 5, 2019.

(b)	Employee agrees to comply with the Company’s Executive Leadership Team Stock Ownership Policy, which is attached as Exhibit 1, with respect to this award.

(c)
If for any reason the Employee does not acknowledge and accept this Agreement by 5:00 p.m. Milwaukee time on February 15, 2017, then (i) the Employee shall be considered to have declined the grant of the Restricted Stock Units, (ii) the Company’s grant of the Restricted Stock Units shall be deemed automatically rescinded and the Restricted Stock Units shall be null and void and (iii) the Employee’s acceptance of this Agreement after such time shall have no legal effect and the Company shall not be bound by any such acceptance.

2.	Restriction Period. The “Restriction Period” with respect to each Restricted Stock Unit is the time between the Grant Date and the date such Restricted Stock Unit vests.

3.
No Shareholder Rights Before Settlement. The Employee shall not be entitled to any rights or privileges of ownership of shares of Common Stock with respect to any Restricted Stock Unit unless and until a share of Common Stock is actually delivered to the Employee in settlement of such Restricted Stock Unit pursuant to this Agreement.

4.
Dividends. On each payment date with respect to any dividend or distribution to holders of Common Stock with a record date occurring during a Restriction Period, the Employee will be credited with a number of additional Restricted Stock Units equal to the quotient, rounded to the nearest whole number of units, obtained by dividing the aggregate amount of the dividend or distribution that would have been payable with respect to the unvested Restricted Stock Units if they had been actual shares of Common Stock on such record date, by the Fair Market Value of a share of Common Stock on the applicable payment date. Such additional Restricted Stock Units shall also be credited with additional Restricted Stock Units as further dividends or distributions are declared, and all such additional Restricted Stock Units shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited.

5.
Settlement and Forfeiture of Units. Unless earlier forfeited, canceled, or settled pursuant to Paragraphs 5, 6, or 7, each Restricted Stock Unit shall be settled at the end of the Restriction Period applicable to such Restricted Stock Unit. Each Restricted Stock Unit settled pursuant to this Paragraph 5 shall be settled by delivery of one share of Common Stock.

(a)
If the Employee incurs a Termination of Employment, any Restricted Stock Units that remain outstanding and unvested as of the date of such Termination of Employment shall be forfeited, except as provided in Paragraphs 5(b), 6 or 7.

(b)
If such Termination of Employment is by reason of the Employee’s death or Disability, then any Restricted Stock Units that remain outstanding and unvested as of the date of such Termination of Employment shall become non-forfeitable and shall be settled as soon as practicable (but no more than thirty (30) days) after the Employee’s death or Disability. In the event of the Employee’s death, if the Employee fails to designate a beneficiary or the designated beneficiary of the Employee dies before the Employee dies or before the complete payment of the amounts payable under this Agreement, the amounts to be paid under this Agreement shall be paid to the legal representative or representatives of the estate of the last to die of the Employee and the beneficiary.

(c)	For purposes of this Agreement:

(i)
“Disability” means, (A) “Disability” as defined in any employment or similar agreement between Employee and the Company or a Subsidiary, or (B) if there is no such agreement or it does not define “Disability”, permanent and total disability as determined under the Company’s long-term disability plan applicable to Employee.

(ii)
“Termination of Employment” means the termination of Employee’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Employee shall be deemed to incur a Termination of Employment without Cause if the Subsidiary or Affiliate by which Employee is employed, or for which Employee is performing services, ceases to be such a Subsidiary or an Affiliate, as the case may be, and Employee does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

6.
Effect of the Merger. For purposes of this Paragraph 6, the “Merger” refers to the transactions contemplated by the Agreement and Plan of Merger by and among Joy Global Inc., Komatsu America Corp., Pine Solutions Inc. and Komatsu Ltd., dated as of July 21, 2016, including any subsequent amendment of that agreement (the “Merger Agreement”), and “Merger Closing Date” means the Closing Date defined in the Merger Agreement.

(a)
As of the Merger Closing Date, notwithstanding any other provision of this Agreement, each outstanding Restricted Stock Unit shall be converted into a long-term incentive award (a “Cash LTI Award”) that entitles the holder to receive, subject to the forfeiture provisions in Paragraphs 1, 5, and 6(b), a payment (in lieu of the holder’s Restricted Stock Units) in cash in an amount equal to, in the aggregate, the product of (i) the number of outstanding and unvested Restricted Stock Units as of immediately prior to the Merger, and (ii) $28.30. The portion of each Cash LTI Award that becomes vested on each applicable vesting date (including the date of a Termination of Employment described in subparagraph (b) below, if applicable) shall be paid within thirty (30) days following such vesting date.

(b)
In the event of a Termination of Employment without Cause or a Termination of Employment for Good Reason (each as defined below) during the Restriction Period following the Merger Closing Date, the Cash LTI Award shall become vested and non-forfeitable to the extent that results in the ratio of the amount of the original award that has vested to the full amount of the original award equaling the greater of (A) one third, and (B) the ratio of the total number of days that have elapsed from and including the Grant Date through the date of the Termination of Employment (not to exceed 1095) to 1095. Any portion of the Cash LTI Award that does not vest pursuant to the preceding sentence shall be forfeited immediately upon such Termination of Employment.

(i)
“Cause” means (A) conviction of Employee for committing a felony under U.S. federal or state law or an equivalent offense under the laws of any non-U.S. jurisdiction, (B) failure on the part of Employee to perform his or her employment duties in any material respect, or (C) Employee’s material violation of the written policies of the Company or a Subsidiary; provided that, termination of an employee’s employment pursuant to (B) or (C) in the previous sentence shall be considered to be with Cause only if (x) the Company provides notice to Employee of the basis for Cause and, (y) if the basis for Cause is capable of remedy, Employee fails to remedy such condition within fifteen (15) days following receipt of such notice.

(ii)
“Good Reason” means as defined in Employee’s employment agreement (ignoring the statement that “any good faith determination of Good Reason made by the Executive shall be conclusive”) provided that Employee’s resignation shall be considered to be for Good Reason only if (A) Employee provides notice to the Company of the act or omission constituting Good Reason within thirty (30) days following the occurrence of such act or omission, (B) the Company fails to remedy such act or omission within thirty (30) days following receipt of such notice, and (C) Employee resigns within thirty (30) days after the end of such cure period.

(c)
If the Merger Agreement is terminated without the occurrence of the Merger Closing Date, then the Committee may, in its sole discretion, (i) impose performance-based vesting conditions, determined by the Committee, on the unvested Restricted Stock Units outstanding as of such termination and/or (ii) cancel some or all of the unvested Restricted Stock Units outstanding as of such termination and replace such unvested Restrict Stock Units with other awards of similar value, as determined by the Committee, to be issued under the Plan.

7.
Change in Control or Corporate Events. In the event of a Change in Control other than the Merger that occurs during the Restriction Period, the Restricted Stock Units will be treated in the manner determined by the Committee in accordance with the provisions of Section 10 of the Plan.

8.	Event of Restatement.

(a)
If the Company restates any previously issued financial statements and such restatement is required as a result of the Company’s material noncompliance with any applicable financial reporting requirement under the federal securities laws the Employee shall be required to reimburse or repay to the Company, or the Company may reduce the amount of the award subject to this Agreement, by any amount that the Company determines to be due pursuant to the Joy Global Compensation Recovery Policy (the “Policy”) (or pursuant to any regulation, rule, stock exchange listing standard or other guidance implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

(b)
The Company may seek recovery of the amounts due under subsection (a) by all legal means available, including seeking direct repayment from the Employee, withholding such amount from other amounts owed by the Company to the

Employee (or with respect to the Employee), and/or causing the cancellation of any outstanding incentive award.

(c)
The determination of the Board or Committee regarding the consequence of any event of restatement and the application of the Joy Global Compensation Recovery Policy as described in this Paragraph 8 shall be final, conclusive, and binding on all interested parties. This Paragraph 8 does not affect the Company’s ability to pursue any and all available legal rights and remedies under governing law.

9.
Nontransferability. Restricted Stock Units granted under this Agreement are not transferable by the Employee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Restriction Period, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Restricted Stock Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Restricted Stock Units, except as provided in the Plan, shall be void.

10.
Administration. This Agreement and the rights of the Employee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Employee.

11.
Taxes and Withholdings. No later than the applicable date of settlement of the Restricted Stock Units, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, local, and applicable non-U.S. taxes, of any kind required by law to be withheld upon the settlement of such Restricted Stock Units, and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind due to the Employee federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the settlement of such Restricted Stock Units.

12.
Confidential Information; Noncompetition; Nonsolicitation. Nothing in this Agreement limits the Company’s or its Affiliates’ rights with respect to the protection of trade secrets, confidential information, or customer or employee relationships as may be provided under law or under any other policy, code of ethics, employee handbook, or agreement between the Company or its Affiliates and the Employee. Instead, the covenants below shall supplement and be independent of any such rights. Each of the covenants below protects separate interests and is to be interpreted and applied independently of each other as well as any other covenant contained in this Agreement.

(a)	Employee Acknowledgments.

(i)
The Employee acknowledges that he or she will receive Confidential Information (as defined in subparagraph (b) below) in connection with his or her employment. The Employee also acknowledges that his or her employment may place him or her in contact, and in a position of trust, with customers of the Company or its Affiliates, and that in the course of employment the Employee may be given access to and asked to maintain and develop relationships with such customers. The Employee further acknowledges that the Company will invest substantially in providing Employee with highly specialized training in the business of the Company. The Employee acknowledges that such Confidential Information, customer relationships, and investment in Employee’s specialized training are of substantial value to the Company and its Affiliates, that this award of the Restricted Stock Units is designed to induce the Company and its Affiliates to share Confidential Information with the Employee and to further create incentives for the Employee to develop goodwill through customer relationships, and that it is reasonable for the Company to seek to protect its investment in Employee’s specialized training and to prevent the Employee from giving competitors access to Confidential Information and customer relationships.

(ii)	The Employee acknowledges that the Company and its Affiliates have multi-national operations and competitors.

(b)
Confidential Information. The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses that the Employee obtains during the Employee’s employment by the Company or any of its Affiliates and that is not public knowledge (“Confidential Information”). The Employee acknowledges that the Confidential Information is highly sensitive and proprietary and examples of such Confidential Information include, without limitation: product design information; product specifications and tolerances; manufacturing processes and methods; information regarding new product or new feature development; information regarding how to satisfy particular customer needs, expectations, and applications; information regarding strategic or tactical planning; information regarding pending or planned competitive bids; information regarding costs, margins, and methods of estimating; and information regarding key employees.

(c)
Use and Disclosure of Confidential Information. Except on behalf of the Company or its Affiliates as may be required to discharge the Employee’s duties or with the prior written consent by the President or an Executive Vice President of the Company or as otherwise required by law or legal process, the Employee shall not use, communicate, divulge, or disseminate Confidential Information at any time during or after the Employee’s employment for so long as such use or disclosure of the Confidential Information would reasonably be likely to result in a competitive disadvantage to the Company or its Affiliates.

(d)
Company Property. All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, records, files and know-how acquired while an employee of the Company or any of its Affiliates are acknowledged to be the property of the Company or the applicable Affiliate(s) and shall not be duplicated, removed from the possession or premises of the Company or such Affiliate(s) or made use of other than in pursuit of the business of the Company and its Affiliates or as may otherwise be required by law or any legal process, and, upon Termination of Employment for any reason, Employee shall deliver to the Company, or the applicable Affiliate, without further demand, all such items and any copies thereof which are then in his or her possession or under his or her control.

(e)
Noncompetition. During Employee’s employment and for the eighteen-month period following the Termination of Employment date, the Employee will not, within the geographic area where the Company or any of its Affiliates do business, except upon prior written permission signed by the President or an Executive Vice President of the Company in the case of a Termination of Employment, work for, consult with, or advise, directly or indirectly, as an employee, consultant, owner, partner, member, director, or officer, or make passive investments of more than three percent of the equity in, or otherwise engage in business with, any of the following, in a capacity where the Employee’s use of the goodwill described above in Paragraph 12(a)(i) or knowledge of trade secrets or other Confidential Information or use of specialized training of the Company or any of its Affiliates would be necessary in the performance of Employee’s job duties and reasonably likely to place the Company or any of its Affiliates at a competitive disadvantage: (i) the companies set forth on Exhibit 2, which are acknowledged by the Employee and the Company to be competitors of the Company or its Affiliates, or any of their successors or assigns; or, (ii) an entity controlled by, controlling or under common control with any company described in clause (i). Exhibit 2 is attached to and forms a part of this Agreement.

(f)
Nonsolicitation of Personnel. During Employee’s employment and for the two-year period following the Termination of Employment date, the Employee will not, directly or indirectly (i) solicit or induce for employment, or engagement as an independent contractor, on behalf of Employee or any other individual or organization, or (ii) be involved in any way on behalf of Employee or any other individual or organization in the hiring process of, any Company Employee. For purposes of this Paragraph 12(f), a “Company Employee” is any person (other than any personal assistant hired to work directly for the Employee) who, at the time of such activity, is employed, or engaged as an independent contractor, by the Company or any of its Affiliates or was so employed or engaged within the three months prior to the Termination of Employment date.

(g)
Nonsolicitation of Customers. During Employee’s employment and for the one-year period following the Termination of Employment date, the Employee will not, directly or indirectly, endeavor to entice away from Company or any of its Affiliates, any person, firm, corporation, partnership or entity of any kind, if (i) such person or entity is a customer of the Company or any of its Affiliates, or was a customer of the Company or any of its Affiliates within one year prior to the Termination of Employment date, and (ii) (A) the Employee regularly performed services for, or regularly dealt with, or regularly had contact with such customer on behalf of the Company or any of its Affiliates, or (B) the Employee obtained knowledge, as a result of his or her position with the Company or any of its Affiliates, which would be beneficial to Employee’s efforts to convince such customer to cease doing business with the Company or any of its Affiliates, in whole or in part.

(h)
Noninterference with Business Relationships. During Employee’s employment and for the one-year period following the Termination of Employment date, the Employee will not, directly or indirectly, disrupt, or attempt to interfere with or disrupt, the business relationship between the Company or any of its Affiliates and any of its customers, suppliers, or employees.

(i)
Nondisparagement. The Employee will not make, publish, or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or any of its Affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents. This clause (i) shall not prohibit Employee from providing truthful testimony in response to a validly issued subpoena.

(j)
Required/Permitted Disclosures. Nothing in this Paragraph 12 or in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the minimum extent of disclosure required by such law, regulation or order. Employee shall promptly provide written notice of any such order to an authorized officer of the Company and provide all assistance Company reasonably requires to contest such law, regulation or order. Further nothing in this Agreement shall be construed as prohibiting Employee from reporting possible violations of law to a governmental agency or entity, or requiring Employee to seek authorization from the Company or to notify the Company if Employee makes such reports.

Employee acknowledges that Employee may be entitled to immunity from liability for certain disclosures under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

(k)
Forfeiture due to Breach. In the event of a breach of any of the Employee’s covenants under this Paragraph 12, the Restricted Stock Units (or the Cash LTI Award, if applicable) shall immediately be forfeited as of the date of such breach. The Employee acknowledges and agrees that such forfeiture is not expected to adequately compensate the Company and its Affiliates for any such breach and that such forfeiture shall not substitute for or adversely affect the remedies to which the Company or any of its Affiliates is entitled under Paragraph 12(l), at law, or otherwise.

(l)
Remedies. In the event of a breach of any of the Employee’s covenants under this Paragraph 12, the Employee shall return to the Company (i) any Common Stock obtained under this Agreement in exchange for the purchase price (if any) the Employee paid for such Common Stock, or (ii) if the Restricted Stock Units were converted into a Cash LTI Award prior to the breach, the amount of cash obtained under this Agreement. If the Employee has sold, transferred, or otherwise disposed of Common Stock obtained under this Agreement, the Company shall be entitled to receive from the Employee a cash payment equal to the fair market value of the Common Stock on the date of sale, transfer, or other disposition minus the purchase price (if any) paid by the Employee. Furthermore, in the event of a breach of any of the Employee’s covenants under this Paragraph 12, it is understood and agreed that the Company and any of its Affiliate(s) that employed the Employee shall be entitled to injunctive relief, as well as any other legal or equitable remedies that may be available. The Employee acknowledges and agrees that the covenants, obligations and agreements of the Employee in Paragraphs 12(a), (b), (c), (d), (e), (f), (g), (h), and (i) of this Agreement independently relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company and any of its Affiliate(s) that employed the Employee shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of such covenants, obligations, or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies that the Company or its Affiliates may have.

(m)
Jurisdiction. With respect to all disputes under this Paragraph 12, the Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts in the state or jurisdiction where the Employee’s primary office is located (or, if litigation is brought after the Termination of

Employment date, where the Employee’s most recent primary office was located), except if such location is outside of the United States, the Company and the Employee hereby irrevocably submit to the exclusive jurisdiction of the federal and state courts in Delaware. The parties hereto hereby irrevocably agree that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to such matters shall be in such a court, (ii) all claims with respect to any such matters shall be heard and determined exclusively in such court, (iii) such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any such dispute, and (iv) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to any suit or proceeding brought before such a court in accordance with the provisions of this Paragraph 12.

(n)	Additional Acknowledgements. The Employee acknowledges that:

(i)
the limitations as to time, geographical area, and scope of activity to be restrained by Paragraph 12 are reasonable and acceptable to the Employee, and do not impose any greater restraint than is reasonably necessary to protect the trade secrets and other Confidential Information, goodwill, and other legitimate business interests of the Company and its Affiliates; and

(ii)	the performance by the Employee of the covenants and agreements contained herein, and the enforcement by the Company of the provisions contained herein, will cause no undue hardship on the Employee.

13.
Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

If to the Company:    Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, WI 53202
Attention: Corporate Secretary
Facsimile: 414-319-8510

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 13. Notice and communications shall be effective when actually received by the addressee.

14.
Successors. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Employee pursuant to Paragraph 9.

15.
Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware as applied to contracts executed in and performed wholly within the State of Delaware, without reference to principles of conflict of laws.

16.
Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected by that provision and that provision shall be enforced to the greatest extent permitted by law.

17.
Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

18.	Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

19.
Amendment. This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. However, the Company may terminate this award as set forth in Paragraphs 5, 6, or 7.

20.
Section 409A of the Code. The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations promulgated under Section 409A of the Code.

21.	Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

22.
Third-party Beneficiaries. Each of the Company’s Affiliates is considered an intended third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

23.	Miscellaneous.

(a)
This Agreement shall not confer upon the Employee any right to continue as an employee of the Company or its Affiliates, nor shall this Agreement interfere in any way with the right of the Company or its Affiliates to terminate the employment of the Employee at any time.

(b)
Nothing in this Agreement, or any other agreement with, or policy of the Company or its Affiliates, is intended or interpreted to prohibit the Employee from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry, in each case without advance approval by or prior, contemporaneous or subsequent notice to anyone in the Company or its Affiliates.

(c)	This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)
The Employee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of calculating awards, monitoring performance conditions, and otherwise administering the Plan and awards made under it, including but not limited to pay data relating to the Employee, the Employee’s address and social security number, job title and employment dates. The Employee hereby consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, advisers, regulators and tax authorities, where appropriate, both within and outside the European Economic Area.

IN WITNESS WHEREOF, the Employee has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

JOY GLOBAL INC.

Sean D. Major
Executive Vice President, General Counsel
and Secretary

EMPLOYEE:

By: ____________________________

EXHIBIT 1
EXECUTIVE LEADERSHIP TEAM
STOCK OWNERSHIP POLICY
Members of the Company’s Executive Leadership Team are subject to the following minimum ownership requirements for shares of the Company’s common stock:

•
CEO: Five times annual salary. Until the five times annual salary requirement has been met, the executive is required to retain shares of Common Stock having a market value at least equal to 50% of the pre-tax compensation realized upon settlement of any restricted stock units, payment of any performance shares, exercise of any stock options or settlement of any other stock awards. After the five times annual salary requirement has been met, the CEO is required to retain, at the retention rate specified in the preceding sentence, a sufficient number of shares of Common Stock received by the CEO from subsequent settlements of restricted stock units, payments of performance shares, exercises of stock options and settlements of other stock awards as may be necessary at that time to satisfy the five times annual salary requirement.

•
Other Executive Officers: Two and one-half times annual salary. Until the two and one-half times annual salary requirement has been met, the executive is required to retain shares of Common Stock having a market value at least equal to 25% of the pre-tax compensation realized upon settlement of any restricted stock units, payment of any performance shares, exercise of any stock options or settlement of any other stock awards. After the two and one-half times annual salary requirement has been met, the executive is required to retain, at the retention rate specified in the preceding sentence, a sufficient number of shares of Common Stock from subsequent settlements of restricted stock units, payments of performance shares, exercises of stock options and settlements of other stock awards as may be necessary at that time to satisfy the two and one-half times annual salary requirement.

•
Each executive shall not sell, transfer or otherwise dispose of shares of Common Stock (i) until the respective ownership requirement has been met or (ii) after the respective ownership requirement has been met, to the extent that the executive would no longer satisfy the ownership requirement immediately following such sale, transfer or other disposition.

•	For the purposes of this policy, restricted stock units, performance shares and stock options shall not be considered to be shares of Common Stock.

EXHIBIT 2
COMPANIES
This Exhibit forms a part of the Restricted Stock Unit Award Agreement, entered into as of December 5, 2016, between Joy Global Inc. and

1.	Atlas Copco AB

2.	Caterpillar, Inc.

3.	Eickhoff Corporation

4.	Fletcher International or Fletcher Asset Management

5.	L&H Industrial

6.	Longwall Associates, Inc.

7.	Sandvik AB

8.	SANY Group Co. Ltd.

9.	Taiyuan Heavy Industry Co., Ltd.

10.	Zhengzhou Coal Mining Machinery Group, Ltd.